UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 or 15(d) of THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 6, 2009
INTERCONTINENTALEXCHANGE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-32671 (Commission File No.)	58-2555670 (I.R.S. Employer Identification Number)
2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (770) 857-4700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
     IntercontinentalExchange, Inc. (“ICE”), a Delaware corporation, has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 6, 2009, by and among The Clearing Corporation (“TCC”), a Delaware corporation, ICE US Holding Company L.P. (“Holdco”), a Cayman Islands exempted limited partnership and subsidiary of ICE, Pony Merger Sub LLC (“MergerCo”), a Delaware limited liability company, ICE (solely for the limited purposes described in the Merger Agreement), and TCC Stockholders Representative LLC, a Delaware limited liability company (solely in the capacity as representative of the former TCC stockholders following the effective time of the Merger (as defined below) (in such capacity, the “Stockholders’ Representative”)).
     The Boards of Directors of ICE and TCC have both determined that the Merger Agreement and the transactions provided for therein (including the Merger) are advisable and in the best interests of ICE and TCC, respectively, and their respective stockholders, and have resolved to adopt and approve the Merger Agreement and the performance by ICE or TCC, as the case may be, of all its obligations under the Merger Agreement.
     ICE has received written consents executed by TCC stockholders representing all of the outstanding voting power of TCC, irrevocably and unconditionally approving and adopting the Merger Agreement and the Merger.
The Merger Agreement
     Pursuant to the terms and subject to the conditions of the Merger Agreement, ICE and TCC effected a business combination through a merger (the “Merger”) of MergerCo with and into TCC whereby Holdco acquired 100% of the outstanding capital stock of TCC. TCC survived the Merger as a wholly-owned subsidiary of Holdco.
     Under the Merger Agreement, all shares of TCC capital stock issued and outstanding immediately prior to the Merger were exchanged for approximately USD$39 million, the amount of cash on hand at TCC as of the closing of the Merger, and a fifty-percent profit sharing arrangement in ICE US Trust LLC, a Delaware limited liability trust company and wholly-owned subsidiary of Holdco.
     Cash equal to approximately $10.8 million was deposited into escrow by ICE on March 6, 2009 and will be held in accordance with the terms of a separate Escrow Agreement executed by ICE and the Stockholders’ Representative contemporaneously with the execution of the Merger Agreement. The escrowed cash will be available for a specified period to settle certain post-closing adjustments and indemnification obligations of TCC under the terms of the Merger Agreement. A portion of the cash will be subject to retention by the escrow agent for an extended period in the event of any ongoing disputes between the parties.
     ICE and TCC each made customary representations and warranties and covenants in the Merger Agreement.
     The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which will be exhibited to and incorporated by reference within a subsequent report of ICE filed with the SEC.

Item 8.01.	Other Events
     ICE issued a press release on March 6, 2009 (“Press Release”) announcing that it had entered into the Merger Agreement and completed the Merger. A copy of the Press Release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits
     99.1      Press Release dated March 6, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCONTINENTALEXCHANGE, INC.
/s/ Scott A. Hill
Scott A. Hill
Date: March 6, 2009	Senior Vice President and Chief Financial Officer